Tidal Trust III 485BPOS

Exhibit 99(p)(v)

Unity Wealth Partners LLC

Code of Ethics

Pursuant to:

INVESTMENT ADVISERS ACT OF 1940: RULE 204(A)-1

Revised as of 05/29/2024

Contents
Reporting Requirements	6
Non-Reportable Securities	7
Exceptions from Reporting Requirements	7
Restricted List	7
Principal Transactions	7
Private Placements	8
Initial Public Offerings	8
Manipulative Practices	8
Client Priority	8
Case-by-Case Exemptions	9
Review of Personal Securities Transactions	9
Pre-Clearance for Personal Securities Transactions	9
Prohibited Activities	10
Reporting of Material, Non-Public Information	10
Penalties for Insider Trading	10
Exhibit A: Managed Account Letter	16
Exhibit B: Managed Account Certification Form	17
Exhibit C: Initial Holdings Report	18
Exhibit D: Annual Holdings Report	19

Introduction

Unity Wealth Partners LLC (“UWP”) has adopted this Code of Ethics (the “Code”) setting forth the standards of conduct expected of our personnel and addressing conflicts that arise from personal trading by our personnel. This Code is intended to promote compliance with our fiduciary standards to our clients.

Things You Need to Know to Use This Code:

1.	Terms in boldface have special meanings as used in this Code. To understand the Code, you will need to read the definitions of these terms, which are found in the Glossary.

2.	There are Reporting Forms that you must complete under this Code. Additional information pertaining to these Reporting Forms are included below. You can also get copies of the Reporting Forms from the CCO. UWP may establish alternate reporting mechanisms, which will be communicated in writing to all Access Persons.

3.	The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

a.	UWP expects that waivers will be granted only in rare instances, and

b.	Some provisions of the Code that are mandated by law cannot be waived.

4.	For purposes of this Code, all Access Persons (as defined in the Glossary attached to this Code), UWP must adhere to this Code.

5.	The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Employees of UWP and shall require each Employee to provide in writing their receipt, understanding, and acceptance of the change(s).

6.	If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Please do not guess at the answer.

General Principles of Unity Wealth Partners LLC

The reputation of UWP is important, and in order to protect this reputation, we must uphold principles of honesty, integrity, and professionalism. Additionally, because UWP is a fiduciary for our Advisory Clients, we have the following general principles:

1.	The duty at all times to place the interests of our Advisory Clients first. All Employees must scrupulously avoid serving their own personal interest ahead of the interests of the client. In addition, Employees must work diligently to ensure that no client is preferred over any other client;

2.	Personal transactions in securities by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of the clients.

3.	Employees must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with UWP at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

4.	All Employees are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

The general principles discussed in this section govern all conduct, whether the conduct is covered by more specific standards and procedures set for below.

UWP expects all Employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. UWP treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, UWP may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Guidelines for Professional Standards

All Employees must at all times reflect the professional standards expected of those engaged in the investment advisory business and shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to the investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.

1.	It is every Employee’s obligation to report suspected or actual violations of laws, government rules and regulations, the Code or other suspected wrongdoings affecting UWP to the CCO or other appropriate persons of UWP immediately. Such reports will be held in confidence to the extent possible under the circumstances and UWP will not permit any form of intimidation or retaliation against any Employee who made a good-faith report of actual or suspected violations(s).

2.	No Access Person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, or other appropriate personnel.

3.	Access Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations always should be resolved in favor of the Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of UWP’s fiduciary duties.

4.	Access Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO or other appropriate personnel.

5.	When any Employee faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

The recommendations and actions of UWP are confidential and private matters. Accordingly, UWP prohibits the transmission, distribution or communication of any information regarding securities transactions in client accounts or other Non-Public Information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may NOT be transmitted, distributed, or communicated to anyone who is not affiliated with UWP, without the prior written approval of the CCO.

Personal Trading Policies

The following policies and procedures apply to all accounts owned or controlled by an Access Person and in which the Access Person has, or acquires, any direct or indirect beneficial ownership. An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access Person’s household. These accounts are collectively referred to as “Reportable Securities.” Any account in question should be addressed with the CCO immediately to determine if it is reportable security.

Reporting Requirements

Access Persons must submit the reports described below, even if they have no holdings, transactions or accounts to list in the reports.

a)	Initial Holdings Reports: No later than 10 calendar days after you become an Access Person, you must complete an Initial Holdings Report, see Exhibit C of this Code. The Initial Holdings Report must contain the following:

●	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount

●	the name of any firm in which any securities are held

●	the date the Access Person submits the report.

The Initial Holdings Report requires you to list all brokerage accounts and securities owned or controlled by you, or immediate family members sharing the same household. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date of hire. It also requires you to list all brokers, dealers, and banks where you maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or an immediate family member on the date you became an Access Person in order for the CCO to make a determination on whether such holding and/or security is exempted from reporting.

The Initial Holdings Report also requires you to confirm that you have read and understood this Code, that you understand that it applies to you and immediate family members sharing the same household.

b)	Quarterly Transaction Reports: Access Persons must report all personal securities transactions no later than 30 days after the close of the calendar quarter. Access Persons are not required to submit transaction reports that would duplicate information contained in trade confirmations or account statements that UWP holds in its records, provided UWP has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

c)	Annual Holdings Reports: By January 31st of each year, you must complete an Annual Holdings Report to the CCO, see Exhibit D of this Code. The Annual Holdings Report requires you to list all Reportable Securities in which you (or a member of an immediate family member sharing the same household) had Beneficial Ownership as of December 31st of the prior year. It also requires you to list all brokers, dealers and banks where you or an immediate family member maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or an immediate family member on December 31st of the prior year in order for the CCO to make a determination on whether such holding and/or security is exempted from reporting.

The Annual Holdings Report also requires you to confirm that you have read and understood this Code, have complied with its requirements and that you understand that it applies to you and members of your immediate family sharing the same household.

Non-Reportable Securities

Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover:

1.	Transactions and holdings in direct obligations of the Government of the United States.

2.	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

3.	Shares of money market funds.

4.	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

5.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds as defined in Rule 204(A)-1 are exempt from reporting requirements.

Exceptions from Reporting Requirements

Rule 204A-1 permits three exceptions to personal securities reporting. Note, Access Person’s account(s) that fall into this exception category must initially report such securities in order for the CCO to determine the exception. No reports are required:

●	With respect to transactions effected pursuant to an automatic investment plan.

●	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control. Access Persons must complete a request form in order for these accounts to be exempted. Please see Exhibit A & B of this Code.

●	In the case of an advisory firm that has only one access person, so long as the firm maintains records of the holdings and transactions that rule 204A-1 would otherwise require to be reported.

Restricted List

Certain transactions in which UWP engages may require, for either business or legal reasons that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. Should UWP acquire any insider information (as further explained below), UWP shall maintain a “restricted list” of issuers about which UWP has inside information and prohibitions on any trading (personal or for clients) in securities of those issuers. It is the Access Person’s responsibility to determine whether a security is on UWP’s restricted list prior to the execution of any security transactions. The list is maintained by the CCO.

Principal Transactions

Neither UWP nor an Access Person may engage in principal transactions between a proprietary account and a client account.

Private Placements

No Access Person may acquire, directly or indirectly, Beneficial Ownership of any security in a private placement without the prior approval of the CCO.

Initial Public Offerings

No Access Person may acquire, directly or indirectly, Beneficial Ownership of any security in an initial public offering without the prior approval of the CCO.

Manipulative Practices

Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no Access Person should, alone or with others, for either a client account or a proprietary account:

I.	Engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

II.	Engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, prohibited activity is where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

Client Priority

Clients, including mutual funds in which UWP serves as Investment Adviser, must always receive the best price, in relation to Access Persons, on same day adviser directed transactions. Access Persons of UWP must first give priority on all purchases and sales of securities to UWP’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

a)	Contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the Access Person;

b)	Knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

c)	Using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

d)	Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

Exempted from these guidelines are situations where an Access Person has an account managed by a professional investment advisor where the: Access Person has no discretion over the trades made in that account; trades are allocated without the Access Person’s knowledge; and the Access Person has submitted to the CCO a letter from the investment advisor acknowledging the above, upon request of the CCO.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest. All exceptions that are granted will be so granted only in writing.

Review of Personal Securities Transactions

Confirmations, statements, and other information regarding personal securities transactions and personal account holdings will be reviewed at least quarterly to monitor compliance with this policy. Such reviews will be conducted by the CCO or a designee that shall report the findings of the review to the CCO with documentation to substantiate the review maintained in UWP’s compliance files. UWP reserves the right to require any Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific security if UWP believes the transaction or position violates its policies or appears improper. UWP will keep all such information confidential except as required to enforce this policy, to participate in any investigation concerning violations of applicable law or as it otherwise believes to be necessary under the circumstances.

Pre-Clearance for Personal Securities Transactions

Pre-clearance shall not be required for personal securities transactions other than initial public offerings and/or private placements.

Insider Trading

The purpose of the Insider Trading Policy is to educate our Access Persons regarding Insider Trading and to detect and prevent Insider Trading by any person Access with UWP. The term “Insider Trading” is not specifically defined in the securities laws, but generally refers to the use of material, Non-Public Information to trade in securities or the communication of material, Non-Public Information to others.

Prohibited Activities

All Access Persons of UWP are prohibited from the following activities:

a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, Non-Public Information about the issuer of the securities; or

b)	communicating material, Non-Public Information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information

Any Access Person who possesses or believes that she or he may possess material, Non-Public Information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, Non-Public Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include: civil injunctions, jail sentences, revocation of applicable securities-related registrations and licenses, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the Access Person or other controlling person. In addition, UWP’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the persons involved.

SANCTIONS

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the President of UWP. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

CERTIFICATION

All Employees are required to annually certify his or her understanding and continuing acceptance of, as well as an agreement to abide by, the guidelines and policies set forth herein. Additionally, any change or modification to the Code will be distributed to all Employees and they will be required to certify their receipt, understanding, and acceptance of the change(s).

CODE OF ETHICS CERTIFICATION

By signing this certification, I acknowledge that:

1.	I have received a copy of Unity Wealth Partners LLC’s Code of Ethics;

2.	I have read and understands the information contained in the Code of Ethics; and,

3.	I will abide by the Code of Ethics and any subsequent amendments thereto.

I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

If I’m deemed an Access Person, to comply with the personal securities transactions reporting policy and UWP’s Code of Ethics, I further certify that I will provide to UWP’s designated CCO duplicate copies of all periodic statements relating to my account(s).

Signed:	Date:

Name:

Glossary

Access Person - Access person means:

(i)	Any of your supervised persons:

(A) Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

Advisory Client - Any person to whom or entity to which UWP serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

Automatic investment plan - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership - Any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.

Chief Compliance Officer – Brandon L. Rivera.

Employee - Employees and independent contractors who perform advisory functions on the firm’s behalf.

Immediate Family - Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Insiders - The concept of “insider” is broad, and includes all Access Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result, has access to information solely for UWP’s purposes. Any person Access with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary Insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the Access Persons of such organizations.

Insider Trading - While the law concerning “Insider Trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, Non-Public Information; (2) trading by non-Insiders while in possession of material, Non-Public Information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, Non-Public Information to others.

Material Information - Any information that a reasonable investor would likely consider important in making his or her investment decision; or any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments

Non-Public Information - Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, the information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Reportable Securities - means a security as defined in section 202(a)(18) of the Adviser’s Act.

Exhibit A: Managed Account Letter

[DATE]

Unity Wealth Partners LLC

Attn: Brandon L. Rivera

[ADDRESS LINE 1]

Re: [Access Person Name] Personal Account

Dear Brandon L. Rivera:

At the request of [Access Person Name], an Access Person of Unity Wealth Partners LLC (the “Employer”), I write to inform you of the investment advisory relationship between the Access Person and this firm. This firm has had been the existing advisor for the account(s) [account number] in the name of [account owner(s)] (the “Account(s)”) in which the Access Person has a beneficial interest. The terms of the investment advisory agreement between the Access Person and us grant us full discretionary authority as agent and attorney-in-fact to execute trades in the Account, subject only to limitations imposed by notice in writing.

The Access Person has outlined only general investment strategies and is satisfied with the objectives of this firm and its general trading strategies. The Access Person will exert no control over investment decisions in the Account. It is our intention to actively trade in the Access Person’s Account without consulting the Access Person. We agree that discussions between the Access Person and us regarding investments will be limited to general investment objectives and investment strategies only and will involve no consultation respecting transactions in specific securities either prior to or following specific trades.

We acknowledge and confirm that the Access Person will not share any information of any kind gained by virtue of his/her position at UWP or elsewhere with this firm under any circumstances. We also acknowledge that in the course of executing our trading strategies, we may by coincidence enter into trades in the Account consistent with our trading strategies, in which the Access Person may have access to material, Non-Public Information, but we also acknowledge and confirm that, consistent with this letter and applicable securities laws, we will neither seek from the Access Person information relating to any company or transaction nor will we obtain from the Access Person approval or direction for any trade either prior to or following execution. If the arrangement between this firm and the Access Person should change in any way resulting in the arrangement being inconsistent with this letter, we will immediately notify you in writing of such a change.

Sincerely,

Brandon L. Rivera

Chief Compliance Officer

Unity Wealth Partners LLC

Exhibit B: Managed Account Certification Form

Managed Accounts Certification Exception to reporting requirements pursuant to Rule 204A-1(b)(3)(i)

SECTION I – CERTIFICATION

Under the Securities and Exchange Commission’s Code of Ethics Rule, Access Persons are required to report their personal holdings and securities transactions on a periodic basis (“Reporting Requirements”). These

Reporting Requirements do not apply to transactions effected in any account over which an Access Person has no direct or indirect influence or control.

With respect to the account(s) listed under Section II of this form, I certify that:

●     I do not have direct or indirect influence or control over the account(s).

●     I have submitted the Managed Account Letter and any necessary advisory agreements evidencing that direct or indirect influence or control is delegated to a third party.

●     If I have a direct or indirect influence or control over the account(s) at a future date, I will comply with the Reporting Requirements.

●     I understand that I am still required to obtain pre-approval from the CCO prior to acquiring Beneficial Ownership in an initial public offering, private placement, or mutual fund in which UWP serves as the adviser, in the account(s).

Access Person Name:
Access Person Signature			Date:
SECTION II – ACCOUNTS
Custodian	Account Number	Account Name	Inception Date	Name of 3rd Party

SECTION III – TO BE COMPLETED BY CCO
Request for an exception to the Reporting
Requirements:	❑ APPROVED	❑ NOT APPROVED
CCO Name:
CCO Signature:	Date:

Exhibit C: Initial Holdings Report

INITIAL REPORTING FORM

Access Person	(PRINT NAME)

Information Submitted Current as of	(PRINT DATE)

In accordance with the Firm’s Code of Ethics, please provide a list of all securities in which you have a financial interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Security Name	Number of Shares	Type (e.g. equity; Fixed Income, etc.)	Ticker or CUSIP (if applicable)	Custodian/ Broker-Dealer	Principal Amount

I certify that this form fully discloses all of the securities in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Chief Compliance Officer	Date

Exhibit D: Annual Holdings Report

ANNUAL REPORTING FORM

Access Person	(PRINT NAME)
Information Submitted Current as of	(PRINT DATE)

In accordance with the Firm’s Code of Ethics, please provide a list of all securities in which you have a financial interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Security Name	Number of Shares	Type (e.g. equity; Fixed Income, etc.)	Ticker or CUSIP (if applicable)	Custodian/ Broker-Dealer	Principal Amount

I certify that this form fully discloses all of the securities in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates. Additionally, I certify my understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and policies set forth in the Code of Ethics.

Signature	Date

Chief Compliance Officer	Date